Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
First Quarter Pre-tax Profit of $8.5 million

COCONUT CREEK, FL — May 5, 2020 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported first quarter pre-tax profit and total revenues of $8.5 million and $81.6 million, respectively. The Company’s first quarter 2020 pre-tax results were impacted by both lower revenue in the core leasing business, which was influenced by a reduction in reported asset usage and reduced spare parts sales, and the one-time expense associated with our Willis Engine Structured Trust II re-financing. Aggregate lease rent and maintenance reserve revenues were $66.9 million for the first quarter of 2020.

“The Company experienced another quarter of profitability but on lighter revenues primarily driven by the decline in global flight traffic, which led to lower maintenance revenues and spare parts sales,” said Charles F. Willis, Chairman and CEO. “We recognize that the COVID pandemic is putting a lot of strain on our lessee customer base and we do not see that correcting quickly. We therefore remain highly focused on protecting our business while continuing to deliver for our customers."

“Like the rest of the world, our business, our people and our customers have been negatively affected by this incredible pandemic,” said Brian R. Hole, President. “But we are working harder than ever to deliver all that our Platform has to offer in support of our customers, providing liquidity through asset financings, asset management and technical services for repositioning assets, surplus material to lower maintenance costs and even opening a new aircraft storage and disassembly facility in the United Kingdom.”

First Quarter 2020 Highlights (at or for the periods ended March 31, 2020, as compared to March 31, 2019, and December 31, 2019):

•	Total revenue was $81.6 million in the first quarter of 2020, a 21.4% decrease when compared to $103.8 million in the same quarter of 2019.

•	Lease rent revenue was $46.4 million in the first quarter of 2020.

•
Maintenance reserve revenue was $20.5 million in the first quarter of 2020, a decrease of $4.8 million, or 19.0%, compared to $25.4 million in the same quarter of 2019. Long term maintenance reserve revenue increased to $8.6 million for the first quarter of 2020, compared to $7.8 million in the comparable prior period. Short term maintenance reserve revenue, which is influenced by lease asset usage, decreased to $11.9 million for the first quarter of 2020 compared to $17.6 million in the comparable prior period.

•	Spare parts and equipment sales were $9.1 million in the first quarter of 2020, compared to $17.5 million during the same quarter of 2019.

•
Gain on sale was $2.1 million in the first quarter of 2020, reflecting the sale of seven engines compared to $9.6 million in the same quarter of 2019, reflecting the sale of six engines, six aircraft, and two airframes.

•	Other revenue increased to $3.5 million in the first quarter of 2020, compared to $3.0 million in the same quarter of 2019, primarily reflecting interest revenue from our Notes receivable.

•	Income before income taxes was $8.5 million in the first quarter of 2020, compared to $27.8 million in the same quarter of 2019.

•	Our equipment held for operating lease portfolio was $1.698 billion at March 31, 2020, compared to $1.651 billion at December 31, 2019.

•
The book value of lease assets we own directly or through our joint ventures was $2.0 billion at March 31, 2020. As of March 31, 2020, the Company also managed 451 engines, aircraft and related equipment on behalf of third parties.

•	The Company completed a $366.2 million re-financing of Willis Engine Structured Trust V (formerly known as Willis Engine Securitization Trust II).

•	The Company maintained $362 million of undrawn revolver capacity at March 31, 2020.

•	Diluted weighted average earnings per common share was $0.56 for the first quarter of 2020, compared to $3.35 in the similar period in 2019.

•	Book value per diluted weighted average common share outstanding decreased to $57.64 at March 31, 2020, compared to $57.83 at December 31, 2019.

Balance Sheet

As of March 31, 2020, the Company's $1.698 billion equipment held for operating lease portfolio consisted of 260 engines, 10 aircraft and 11 other leased assets. As of December 31, 2019, the Company's $1.651 billion equipment held for operating lease portfolio consisted of 263 engines, 10 aircraft and 11 other leased assets.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended March 31,
	2020	2019	% Change
REVENUE
Lease rent revenue	$46,395	$48,369	(4.1)%
Maintenance reserve revenue	20,528	25,350	(19.0)%
Spare parts and equipment sales	9,105	17,502	(48.0)%
Gain on sale of leased equipment	2,067	9,570	(78.4)%
Other revenue	3,514	2,978	18.0%
Total revenue	81,609	103,769	(21.4)%

EXPENSES
Depreciation and amortization expense	23,390	20,258	15.5%
Cost of spare parts and equipment sales	6,688	14,412	(53.6)%
Write-down of equipment	2,129	1,105	92.7%
General and administrative	19,567	21,440	(8.7)%
Technical expense	1,127	1,788	(37.0)%
Net finance costs:
Interest expense	15,696	17,879	(12.2)%
Loss on debt extinguishment	4,688	—	100.0%
Total net finance costs	20,384	17,879	14.0%
Total expenses	73,285	76,882	(4.7)%

Earnings from operations	8,324	26,887	(69.0)%
Earnings from joint ventures	207	946	(78.1)%
Income before income taxes	8,531	27,833	(69.3)%
Income tax expense	4,245	6,955	(39.0)%
Net income	4,286	20,878	(79.5)%
Preferred stock dividends	810	801	1.1%
Accretion of preferred stock issuance costs	21	21	—%
Net income attributable to common shareholders	$3,455	$20,056	(82.8)%

Basic weighted average earnings per common share	$0.59	$3.47
Diluted weighted average earnings per common share	$0.56	$3.35

Basic weighted average common shares outstanding	5,860	5,779
Diluted weighted average common shares outstanding	6,124	5,978

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$81,360	$6,720
Restricted cash	235,879	56,948
Equipment held for operating lease, less accumulated depreciation	1,697,749	1,650,918
Maintenance rights	3,133	3,133
Equipment held for sale	50	120
Receivables, net of allowances	31,123	24,059
Spare parts inventory	41,754	41,759
Investments	57,922	57,936
Property, equipment & furnishings, less accumulated depreciation	32,283	31,520
Intangible assets, net	1,297	1,312
Notes receivable	115,853	38,145
Other assets	28,252	28,038
Total assets	$2,326,655	$1,940,608

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$37,010	$45,648
Deferred income taxes	113,762	110,418
Debt obligations	1,626,206	1,251,006
Maintenance reserves	112,407	106,870
Security deposits	24,303	20,569
Unearned revenue	10,301	6,121
Total liabilities	1,923,989	1,540,632

Redeemable preferred stock ($0.01 par value)	49,659	49,638

Shareholders’ equity:
Common stock ($0.01 par value)	63	64
Paid-in capital in excess of par	6,527	4,557
Retained earnings	352,420	348,965
Accumulated other comprehensive loss, net of tax	(6,003)	(3,248)
Total shareholders’ equity	353,007	350,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,326,655	$1,940,608